EXHIBIT 10.99p

EXECUTIVE EMPLOYMENT AGREEMENT

This Employment Agreement ("Agreement"), is entered into as of October 5, 2011 with the effective date of October 24, 2011 (the "Effective Date") by and between Location Based Technologies, a Nevada Corporation ("Company"), and Mr. Gregory Gaines ("Executive").

W I T N E S S E T H:

WHEREAS, Company is a technology and telecommunications company that has designed and patented wireless communications products and systems combining advanced wireless technology to provide features of location based devices; and

WHEREAS, Company wishes to assure itself of the services of Executive for the period and upon the terms and conditions provided in this Agreement; and

WHEREAS, Executive is willing to serve in the employ of Company on a full-time basis for said period and upon the terms and conditions provided in this Agreement.

NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein, the parties hereto agree as follows:

1.           Employment.

a.           Term and Title.  Subject to the terms and conditions of this Agreement, Company hereby agrees to employ Executive as Chief Marketing and Sales Officer, or in such other responsible or additional executive capacity as set forth herein, commencing on the Effective Date and continuing in full force and effect until the First (1st) anniversary of the Effective Date; additional one-year periods may be extended prior to the end of the Term then in effect (“Employment Term”) upon agreement of both parties.

b.           Duties and Responsibilities.  During the Employment Term, Executive agrees to devote his working time and attention to the business and affairs of Company and to faithfully and efficiently perform all reasonable responsibilities and duties commensurate with his position in Company to the best of his skill and abilities, in a competent and professional manner.  Executive agrees to fulfill such general management duties and responsibilities as are consistent with his position.

c.           Exclusive Services.  During the Employment Term, Executive further agrees not to engage in any business or perform any services that are competitive with the business of or services provided by Company or that may be deemed to constitute a conflict of interest.  Notwithstanding anything to the contrary contained in this Section 1(c), Executive shall not be prohibited from (i) rendering services to relatives, charitable or community organizations; (ii) managing his personal investments in such manner as to not interfere with the performance of his duties hereunder; or (iii) owning no more than  4.99% of the equity securities of a corporation or other entity,  whose securities are registered pursuant to Section 12 of the Securities Exchange Act of 1934, as amended.

2.           Compensation; Benefits.  During the Employment Term, Executive shall be entitled to the compensation package and benefits provided below:

a.           Base Salary and Stock Compensation.  During the Employment Term, in full consideration for the services to be rendered by Executive and in complete discharge of Company's salary obligations hereunder, Company shall pay to Executive a base salary ("Base Salary") of Thirteen-Thousand five hundred dollars ($13,500) per month, which amount shall be paid to Executive in accordance with Company's payroll policies as in effect from time to time for senior executives of Company, subject to all standard payroll deductions, if any.

b.           Commissions.  Each quarter, the Executive will receive a commission payout which will be based on achieving specific annual sales targets (“Revenue Target”) based on the gross sales of the Company. Gross sales shall be determined by the value of purchase orders received by the Company. The Revenue Targets that are established by the Board and are as follows:

1.  Prorata payment based on the percent of Revenue Target achieved during the initial 1 year Term of this Agreement.  The Revenue Target shall be $28,000,000 with “at risk” compensation of $150,000. So, for example, if Company acheives gross sales of $10,000,000 (which equals 37.5% of the Revenue Target), during the initial 1 year Term of this Agreement, Executive shall receive 35.7% of his, “at risk” compensation, or $53,571.42.

2.  Commission payments will be made to Executive within thirty (30) days after the end of each quarter in which the commission was earned.

d.           Stock Incentive Plan/Options for Performance. Executive shall be entitled to participate in the Stock Incentive Plan (“Plan”) of the Company on the terms and conditions set forth in this Agreement and as otherwise provided in the Plan. The provisions of the Plan are hereby incorporated herein by reference. Except as otherwise expressly set forth herein, this Agreement shall be construed in accordance with the provisions of the Plan and any capitalized terms not otherwise defined in this Agreement shall have the definitions set forth in the Plan.

In addition, stock options with a  strike price of FMV shall be granted for the initial milestone. Subsequent option prices will be established by the Board at or near the time of milestone achievement or as otherwise provided in the Plan:

1.  100,000 options upon signing the Employment Agreement.
2.  100,000 options upon achieving $14,000,000 in Gross Sales.
3.  75,000 options upon achieving $21,000,000 in Gross Sales.
4.  75,000 options upon achieving $28,000,000 in Gross Sales.
5.  250,000 options upon achieving 125% of Revenue Target or $35,000,000.

Upon the sale of 50.1% or more of the Company (“Company Sale”), the next tiered award above what has been achieved to date will be accelerated and awarded to the Executive. If the Company Sale is completed within eight (8) months of the signing of this Agreement, Executive shall  be entitled to a minimum of 275,000 options, even if Executive has not achieved the corresponding milestones listed above.

e.          Expenses.  Company recognizes that in connection with Executive's performance of Executive's duties and obligations under this Agreement, Executive shall incur certain expenses of a business character.  Company shall reimburse Executive for all ordinary and reasonable expenses incurred by Executive in connection with performance of his duties hereunder, provided that Executive submits to Company substantiation of such expenses.

f.          Fringe Benefits/Insurance.  Executive shall be entitled to participate in any and all benefits and perquisites as are generally provided by the Company for the benefit of its executive employees including, but not limited to, eligibility for participation in any group life, health, dental, vision, hospitalization, disability or accident insurance, pension plan, retirement savings plan, 401(k) plan, or other such benefit plan or policy which may presently be in effect or which may hereafter be adopted by the Company; provided, however, that nothing herein contained shall be deemed to require the Company to adopt or maintain any particular plan or policy, or to preclude the Company from amending or terminating any plan or policy.

g.          Vacation and Holidays.  Executive shall be entitled to 3 weeks paid vacation per year.  Executive shall also be entitled to all paid holidays given by Company to its employees.

3.          Termination of Employment.

a.          Termination upon Death or Incapacity.  Executive's employment hereunder shall terminate upon his death. If, as a result of Executive's incapacity due to physical or mental illness, Executive shall have been absent from his duties hereunder on a full-time basis for the entire period of two consecutive months, and within thirty (30) days after written notice of termination is given, Executive shall not have returned to the performance of his duties hereunder on a full-time basis, the Company may terminate Executive's employment hereunder.

b.          Termination by Executive-Resignation.  Executive may resign his current position with Company and thereby terminate his employment, for any reason by giving Company 30 days advance written notice.

c.          Termination for Cause.  Notwithstanding anything to the contrary contained in this Agreement, Company may, by written notice to Executive, immediately terminate Executive's employment for "Cause."  For purposes of this Agreement, "Cause" shall mean that one of the following events (each, a "Cause Event") shall have occurred after the Effective Date:  (i)  Executive's ongoing material breach of a material provision of this Agreement, following written notice of such breach from the board of directors of Company and a reasonable period of time to cure; (ii) chronic alcoholism or any other form of addiction that prevents Executive from performing the essential functions of his position with a reasonable accommodation; (iii) gross negligence or willful misconduct of the Executive in connection with carrying out the performance objectives of the Company that have been conveyed to the Executive in writing.

d.          Suspension for Cause.  Company may, by written notice to Executive, suspend the employment of Executive only for Cause.  If Company exercises such right of suspension, Executive's obligation to render services, and the Company's obligation to pay Executive's Base Salary, shall be suspended for the period of time set forth in the notice; but in no event shall such suspension exceed a period of time equal to 3 consecutive months.  Company may, in its reasonable discretion by written notice, terminate the employment of Executive at or during the suspension period.

e.          Termination without Cause by Company.  Without limiting the foregoing, “Termination Without Cause” may occur under any of the following circumstances:  (i) termination of Executive’s full-time employment hereunder for any reason other than set forth in Sections 3(a) through (d) above; (ii) failure to elect or re-elect, or appoint or re-appointment, Executive as Chief Marketing and Sales Officer of the Company; (iii) termination of Executive’s full-time employment pursuant to Company’s unfettered discretion.

4.           Rights Upon Termination.

a.        Upon termination of Executive's employment pursuant to Sections 3(a) through Section 3(e) hereof, Executive shall receive (i) any salary or monies previously due and owing to Executive and remaining unpaid and all other salary and monies due for amounts earned up to and including the date of termination; (ii) outstanding reimbursable business expenses; (iii) all earned but unused vacation time; (iv) and all commissions that are due, accrued or that will be due for the quarter ending on or after the date of termination for Gross Sales generated by Executive up to and including the date of termination.

b.        In addition to the amounts that Executive is entitled to receive pursuant Section 4 (a) hereof, if Executive’s employment is terminated without cause under Section 3(e), Executive shall be entitled to receive Severance Pay from Company for a period (the “Severance Period”) equal to the lesser of (i) twelve months or (ii) the number of months (including fractional amounts for any period that is less than a complete month) from the Effective Date through the date of termination. The amount of Severance Pay to be paid to Executive each month shall be equal to Executive's monthly Base Salary and automobile allowance (adjusted for any fractional month hereunder) at the time the Agreement is terminated, less applicable payroll tax withholding. Severance pay shall be due and payable regardless of whether or not Executive becomes employed during such Severance Period.

c.         Sole Obligations of Company.  Company shall have no other contractual obligations to Executive upon termination of Executive's employment for any reason, except as explicitly set forth in this Section 4 of this Agreement.

5.           Cooperation Following Termination.

Executive agrees that, following notice of termination of his employment with Company, he/she will cooperate fully with Company in all matters relating to the completion of his pending work on behalf of Company and the orderly transition of such work to such other officer as Company may designate.  Executive further agrees that during and following the termination of his employment with Company, s/he will cooperate fully with Company as to any and all claims, controversies, disputes or complaints over which he has any knowledge other than his or her employment relationship with Company; provided, however, Executive will be reimbursed by Company for any out of pocket expenses incurred pursuant to his duties under this Section 5 and reasonably compensated for his time.  Such cooperation includes, but is not limited to, providing Company with all information known to him/her related to such claims, controversies, disputes or complaints and appearing and giving testimony in any forum.

6.           Confidential Information.

a.           Company Information.  Executive acknowledges that during the course of employment, Executive will have access to information about Company and that Executive's employment with Company shall bring Executive into close contact with proprietary information of Company.  In recognition of the foregoing, Executive agrees at all times during and following Executive's employment with Company, to hold in confidence, and not to use, except for the benefit of Company, or to intentionally disclose to any person, firm, corporation or other entity without written authorization of Company, any "Confidential Information" of Company which Executive obtains or creates.  Further, Executive shall not solicit customers, suppliers or vendors of Company to compete, directly or indirectly, therewith following the conclusion of his employment. Executive understands that "Confidential Information" means any Company proprietary information, technical data, trade secrets or know-how, including, but not limited to, research, product plans, products, services, suppliers, customer lists, prices and costs, markets, software, developments, inventions, laboratory notebooks, processes, formulas, technology, designs, drawing, engineering, hardware configuration information, marketing, licenses, finances, budgets or other business information disclosed to Executive by Company in writing or by drawings of parts or equipment, or created by Executive during the period of Executive 's employment (the "Employment Period").  Executive understands that "Confidential Information" includes information pertaining to any aspects of Company's business which is either information not known by actual or potential competitors of Company or is proprietary information of Company or its customers or suppliers, whether of a technical nature or otherwise.  Executive further understands that Confidential Information does not include any of the foregoing items which have become publicly known and made generally available through no wrongful act of Executive.

b.           Third Party Information. Executive recognizes that Company has received and in the future will receive confidential or proprietary information from third parties subject to a duty on Company's part to maintain the confidentiality of such information and to use such information only for certain limited purposes.  Executive agrees to hold all such confidential or proprietary information in confidence and not to intentionally disclose it to any person, firm or corporation or to use it except as necessary in carrying out my work for Company consistent with Company's agreement with such third party.

7.           Inventions.

a.           Inventions Retained and Licensed.  Executive represents and warrants to Company that there are no inventions, original works of authorship, developments, improvements, or trade secrets which were made by Executive prior to the commencement of his employment with the Company under this Agreement (collectively, "Prior Invention(s)"), which belong solely to Executive or belong to Executive jointly with another, which relate in any way to any of Company's proposed businesses, products or research and development, and which are not assigned to Company hereunder.  If, in the course of the Employment Period, Executive incorporates into a Company product, process or machine a Prior Invention owned by Executive, Company is hereby granted and shall have a non-exclusive, non-royalty-based, license to make, have made, copy, modify, make derivative works of, use, sell and otherwise distribute such Prior Invention as part of or in connection with such Company product, process or machine.

b.           Assignment of Inventions.  Executive agrees that Executive will promptly make full written disclosure to Company, will hold in trust for the right and benefit of Company, and hereby assigns to Company, or its designee, all rights, title and interests throughout the world in and to any and all inventions, original works of authorship, developments, concepts, know-how, improvements or trade secrets, whether or not patentable or registerable under copyright or similar laws, which Executive may solely or jointly conceive or develop or reduce to practice, or cause to be conceived or developed or reduced to practice during the Employment Period that (i) relate at the time of conception or development to the actual or demonstrably proposed business or research and development activities of Company; (ii) result from or relate to any work performed for Company during normal business hours; and (iii) are developed through the use of Confidential Information (collectively, "Inventions").  Executive further acknowledges that all Inventions, which are made by Executive (solely or jointly with others) within the scope of and during the period of Executive’s employment with Company, are "works made for hire" and are compensated by the Base Salary, unless regulated otherwise by a separate agreement between the “Company” and the “Executive”.

c.           Inventions on Executive's Own Time.  The provisions of Section 7(a) and 7(b) above do not apply to any invention which qualifies fully under the provisions of California Labor Code §2870, which provides as follows:§ 2870 - Invention on Own time - Exemption from Agreement:

(1).  Any provision in an employment agreement which provides that an Executive shall assign, or offer to assign, any of his or her rights in an invention to his or her employer shall not apply to an invention that the Executive developed entirely on his or her own time without using the employer's equipment, supplies, facilities, or trade secret information except for those inventions that either (i) relate at the time of conception or reduction to practice of the invention to the employer's business, or actual or demonstrably anticipated research or development of the employer; or (ii) result from any work performed by the Executive for the employer.

(2).  To the extent a provision in an employment agreement purports to require an Executive to assign an invention otherwise excluded from being required to be assigned under subdivision (a) of Section 2870, the provision is against the public policy of this state and is unenforceable.

d.           Patent and Copyright Rights.  Executive agrees to assist Company, or its designee, at Company's expense, in every reasonable way to secure Company's rights in the Inventions and any copyrights, patents, trademarks, mask work rights, moral rights, or other intellectual property rights relating thereto in any and all countries, including the disclosure to Company of all pertinent information and data with respect thereto, the execution of all applications, specifications, oaths, assignments, recordation’s, and all other instruments which are necessary in order to apply for, obtain, maintain and transfer such rights and in order to assign and convey to Company, its successors, assigns and nominees the sole and exclusive rights, title and interest in and to such Inventions, and any copyrights, patents, mask work rights, or other intellectual property rights relating thereto.

8.           Return of Company Documents.  Executive agree that, at the time of termination of employment with Company for any reason, Executive will deliver to Company (and will not keep in my possession, recreate or deliver to anyone else) any and all Confidential Information and all other documents, materials, information or property belonging to Company, its successors or assigns. Executive further agrees that any property situated on Company's premises and owned by Company, including disks and other storage media, filing cabinets or other work areas, is subject to inspection by Company personnel at any time with or without notice.

9.           Injunctive Relief.  Executive expressly acknowledge that any breach or threatened breach of any of the terms and/or conditions set forth in Sections 6 and 7 of this Agreement will result in substantial, continuing and irreparable injury to Company.  Therefore, Executive hereby agrees that, in addition to any other remedy that may be available to Company, Company shall be entitled to injunctive relief, specific performance or other equitable relief by a court of appropriate jurisdiction in the event of any breach of threatened breach of the terms of this Agreement.

10.           Miscellaneous.

a.          Governing Law. This Agreement is deemed to be entered into and performed in Orange County, California.  Except as otherwise explicitly noted, this Agreement shall be governed by and construed in accordance with the laws of the State of California, without giving effect to the conflict of law rules of California.  The parties hereby submit to the exclusive jurisdiction of the state of California in connection with any dispute arising from or related to this Agreement, and Orange County shall be the sole venue therefore.

 b.          Modifications and Amendments.  This Agreement may be modified or amended only by a written instrument executed by the parties hereto and approved in writing by a duly authorized officer of Company and signed by the Executive impacted,. No modification or amendment shall be effective absent such approval.

c.          Independence and Severability.  Each of the rights enumerated above shall be independent of the others and shall be in addition to and not in lieu of any other rights and remedies available to Company at law or in equity.  If any of the covenants contained herein or any part of any of them is hereafter construed or adjudicated to be invalid or unenforceable, the same shall not affect the remainder of the covenant or covenants or rights or remedies which shall be given full effect without regard to the invalid portions.  If any of the covenants contained herein are held to be invalid or unenforceable because of the duration of such provision or the area or scope covered thereby, Executive agrees that the court or arbitrator making such determination shall have the power to reduce the duration, scope and/or area of such provision and in its reduced form said provision shall then be enforceable.

d.          Notice.  For the purpose of this Agreement, notices and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given as of the date if delivered in person or by telecopy, on the next business day, if sent by a nationally recognized overnight courier service, and on the third business day if mailed by registered mail, return receipt requested, postage prepaid, and if addressed to the Company then at its principal place of business, or if addressed to Executive, then his last known address on file with the Company.

e.          Waiver.  The observation or performance of any condition or obligation imposed upon Executive hereunder may be waived only upon the written consent of Company and the Executive.  Such waiver shall be limited to the terms thereof and shall not constitute a waiver of any other condition or obligation of Executive under this Agreement.

f.          Assignment.  This Agreement is personal to Executive and shall not be assigned by him/her. Company may assign its rights hereunder to (a) any corporation or other legal entity resulting from any merger, consolidation or other reorganization to which Company is a party or (b) any corporation, partnership, association or other legal entity or person to which Company may transfer all or substantially all of the assets and business of Company existing at such time.  All of the terms and provisions of this Agreement shall be binding upon and shall inure to the benefit of and be enforceable by the parties hereto and their respective successors and permitted assigns.

g.          Headings.  The headings have been inserted for convenience only and are not to be considered when construing the provisions of this Agreement.

h.          Counterparts.  This Agreement may be executed in one or more counterparts and transmitted by facsimile, a copy of which shall constitute an original and each of which, when taken together, shall constitute one and the same agreement.

i.          Survival of Provisions.  Notwithstanding anything to the contrary in this Agreement, Sections 5, 6, 7, 8, 9 and 10 of this Agreement shall survive the termination of this Agreement for the period of time so specified or implied in such Sections, respectively.

j.          Arbitration.  Any controversy, dispute or claim of any nature whatsoever involving Company and Executive or Executive's spouse or family, including without limitation any claims arising out of, in connection with, or in relation to this Agreement or Executive's employment with Company, any claims of unlawful discrimination, sexual harassment or wrongful termination, and any issues of arbitrability of any such disputes, will be resolved by final and binding arbitration before the American Arbitration Association in Orange County, California, in accordance with its employee arbitration rules.  Both parties herein waive jury trial, court trial, and all discovery rights, except for limited deposistions that are approved by the assigned arbitrator.  Said waiver is made to the fullest extent possible and is made after each party has had the opportunity to and been advised to seek independent cousel regarding this matter and all of the provisions contained in this agreement.  Said waiver of jury trial and of discovery rights is done voluntarily, knowingly, and is binding in every respect.  Further, the parties agree that any dispute specified in this paragraph shall be resolved solely and exclusively by arbitration.  Each party shall share arbitration fees equally, unless a separate allocation is required by law.  By initialing the space immediately below, the parties agree to the terms specified in this paragraph.

___________	_____________
Company	Executive

k.          Severability.  If any term or provision of this Agreement shall, to any extent, be held invalid or unenforceable, the remainder of this Agreement shall not be affected.Waivers.  A waiver or breach of cevenanat or provision in this Agreement shall not be deemed a wiaver of an other covenant or provision in this Agreement, and no waiver shall be valid unless in writing and executed by the waiving party.  An extension of time for performance of any obligation or act shall not be deemed an extension of the time for performance of any other obligation or act.

l.          Attorney Fees.  If litigation is commenced between the parties, the Prevailing Party in that litigation shall be entitled to recover from the nonprevailing party all reasonable attorney fees and costs.  “Prevailing Party” shall include without limitation a party who dismissed an action in exchange for sums allegedly due; the party who receives performance from the other party for an alleged breach or contract or a desired remedy where the performance is substantially equal to the relief sought in an action; or the party determined to be the prevailing party by a court of law or arbitrator.

m.          Entire Agreement.  This Agreement constitutes the entire understanding between the parties hereto in respect of the employment of Executive by Company, superseding all negotiations, prior discussions, prior written, implied and oral agreements, preliminary agreements and understandings with Company or any of its officers, employees or agents.

IN WITNESS WHEREOF, this Agreement is executed and agreed to as of

October  5, 2011.

EXECUTIVE

/s/ Gregory Gaines
Gregory Gaines

Location Based Technologies, Inc.

By: /s/ David M. Morse
David M. Morse
Chief Executive Officer

By: /s/ Desiree Mejia
Desiree Mejia
Chief Operating Officer